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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION SEPTEMBER SALES
UP 7.1 PERCENT

            MINNEAPOLIS, October 10, 2002 -- Target Corporation today reported that its net retail sales for the five weeks ended October 5, 2002 increased 7.1 percent to $3.507 billion from $3.275 billion for the five-week period ended October 6, 2001. Comparable-store sales decreased 0.8 percent from fiscal September 2001.

"Sales for the corporation were well below our plan for the month of September," said Bob Ulrich, chairman and chief executive officer of Target Corporation, "and as a result, we have modestly lowered our near-term expectations for sales and earnings. Despite this more cautious outlook, we remain pleased with our gross margin rate performance and fully satisfied with the performance of our credit card operations."

	Sales (millions)	Total Sales % Change	Comparable Stores %Change
September
Target	$2,927	9.6	0.4
Mervyn's	293	(4.0)	(3.5)
Marshall Field's	232	(10.1)	(10.1)
Other	55	33.7	na
Total	3,507	7.1	(0.8)
Year-to-date
Target	$21,763	14.3	4.2
Mervyn's	2,275	(3.5)	(3.2)
Marshall Field's	1,558	(3.7)	(3.7)
Other	269	11.8	na
Total	25,865	11.2	2.8

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,435 stores in 47 states. This included 1,107 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.

        Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION SEPTEMBER SALES UP 7.1 PERCENT